Exhibit 99.1

Bio-Techne Appoints Rupert Vessey to Board of Directors

MINNEAPOLIS, June 25, 2019/PRNewswire/ -- Bio-Techne Corporation today announced the appointment of Dr. Rupert Vessey to the company’s Board of Directors as an independent director. Dr. Vessey’s appointment brings the total number of Bio-Techne Board members to nine.

Rupert Vessey, MA, BM BCh, FRCP, DPhil is currently the President of Global Research and Early Development at Celgene, and is anticipated to hold that position at Bristol-Myers Squibb once its acquisition of Celgene is final. Before joining Celgene, Dr. Vessey held various research and development senior management positions at Merck. Prior to his ten years at Merck, Dr. Vessey worked in drug discovery, experimental medicine, and early clinical development at GlaxoSmithKline. Dr. Vessey holds an MA in physiological sciences and a BM BCh in clinical medicine from Oxford University where he completed his DPhil at the Institute for Molecular Medicine, Oxford along with additional clinical training at various hospitals in the UK. He is a member of the Royal College of Physicians of London UK.

"We are pleased to welcome Rupert to our board," said Bob Baumgartner, chairman of the board of Bio-Techne. "With his extensive experience in the pharmaceutical and biotech industry, his perspective will be highly valuable as we continue to build on Bio-Techne’s industry-leading capabilities for both research and clinical customers."

About Bio-Techne Corporation (NASDAQ: TECH)

Contact: David Clair, Investor Relations

ir@bio-techne.com

646-277-1266